Exhibit 99(a)

                                 NCT Group, Inc.

                                  NEWS RELEASE

CONTACTS:   Joanna Lipper
            NCT Group, Inc.
            (203) 226-4447 ext. 3506
            (203) 226-3123 (fax)
            jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                       NCTI REPORTS SECOND QUARTER RESULTS
                       -----------------------------------

WESTPORT, Conn. August 17, 2004 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended June 30, 2004 was $1.4 million compared to $1.1 million for the same period in 2003. Net loss for the three months ended June 30, 2004 was $10.0 million compared to a net loss of $7.9 million for the same period a year ago. The increase in net loss was due primarily to higher interest costs in 2004.

     The company reported that total revenue for the six months ended June 30, 2004 was $2.6 million compared to $2.2 million for the same period in 2003. Net loss for the six months ended June 30, 2004 was $25.8 million compared to a loss of $14.7 million for the same period in 2003. The increase in net loss was due primarily to higher interest costs in 2004.

     "Artera Group, Inc., our wholly-owned subsidiary, continues to be a major focus for our company and we continue to be optimistic about the growth of Artera Turbo. In a relatively short period of time we've seen the Internet accelerator market grow from a virtually unknown product category into a more mature `must have' for resellers and wholesalers of ISP services," said Michael
J. Parrella, Chairman and CEO. "Artera Turbo is a robust competitor in this market with a comprehensive feature set. We continue to enhance our service with additional optimizations and functionality, and our customer base for Artera Turbo continues to grow both domestically and abroad. Our LAN-based business product has the potential to significantly expand our target customer base to include small and medium-sized businesses. We believe the LAN-based product also further separates Artera Turbo from the competition. Our efforts in the enterprise market continue to move forward with our enterprise partner. Artera delivers significant cost savings to enterprises by creating more capacity on a network and increasing data transmission speeds without additional investment."

NCTI REPORTS SECOND QUARTER RESULTS - p.2


     Mr. Parrella continued, "Pro Tech Communications, Inc. is our majority-owned subsidiary and an important asset to our company. We have been working closely with this subsidiary to enhance existing products and expand its product line to effectively position Pro Tech against the leading headset companies. We are pleased at the progress Pro Tech has made and look forward to further developments."

     In a statement yesterday, Richard Hennessey, president of Pro Tech said, "For the past several months, we have focused our efforts on strengthening our current telephony product line as well as on aggressively developing new products for new markets. Within the next 60 days, we intend to re-launch key telephony products that have been revamped to be more competitive. These include the Gemini Multimedia amplifier and the Apollo headset. We believe these products deliver significant price/performance advantages versus the competition, making Pro Tech the clear choice for performance and value. We plan to support these products with a marketing program that effectively and aggressively communicates our competitive advantages."

     Mr. Hennessey continued, "Later this month, we expect to launch the NoiseBuster(R) active noise canceling audio headphone. The NoiseBuster brand is back and better than ever - more noise cancellation, better audio quality and a superb headphone design. We are also working on integrating active noise reduction technology into a line of industrial hearing defenders and communications headsets. We plan to roll out the ProActive(R) brand of products to the safety and two-way radio communications markets within four to six months."


About NCT Group, Inc.
---------------------

NCT Group, Inc. is a publicly-traded, high-tech company with a strong technology base. NCTI is rich in intellectual property with 592 patents and related rights. The company's major focus is the development of its communications subsidiaries. Artera Group, Inc. is a provider of breakthrough "last mile" optimization technology for residential, small business and enterprise applications. For residential and small business users, we believe Artera Turbo is the fastest and most comprehensive Web acceleration service on the market. For enterprise applications in the U.S., Artera has partnered with a leading global provider of communications networks and services for businesses. The enterprise service can create more capacity on a company's communications network and more than double data transmission speeds without the need for investing in hardware-based bandwidth compression systems or network upgrades. Pro Tech Communications, Inc. (OTCBB: PCTU) is a manufacturer of headsets and other communications products for a variety of applications. Pro Tech is currently a leader in headsets for the fast food market and has a strategic agreement with the McDonald's Corporation. In

NCTI REPORTS SECOND QUARTER RESULTS - p.3


addition to expanding its product lines to address the rapidly-growing telephony, multimedia and cellular markets, Pro Tech is developing products for other applications including consumer audio, industrial safety, spectator racing, two-way radio communications and aviation. NCTI also has strategic licensing relationships with manufacturers for integration of certain NCTI technologies into products and applications. For more information visit www.nctgroupinc.com.

                                      # # #

NCT GROUP, INC.
(Unaudited)


                                             For The Three Months                       For The Six Months
                                                Ended June 30,                             Ended June 30,
                                                --------------                             --------------
(In millions, except per share data)      2003                2004                    2003               2004
                                          ----                ----                    ----               ----
Total revenue                            $ 1.1                $ 1.4                  $ 2.2               $ 2.6

Operating costs and expenses             $ 4.6 (a)            $ 3.5 (b)              $9.2 (c)            $ 6.9 (d)

Other expense, net                       $ 1.0                $ 2.6                  $ 1.4               $ 3.9

Interest expense, net                    $ 3.4                $ 5.4                  $ 6.2               $ 17.7

Net loss                                 $ (7.9)(a)           $ (10.0)(b)            $ (14.7)(c)         $ (25.8)(d)

Net loss per share                       $ (0.02)(e)          $ (0.02)(f)            $ (0.03)(g)         $ (0.04)(h)

Weighted average common shares           524.0                645.0                  518.8               645.0
outstanding


Footnotes:
----------
(a) Includes depreciation and amortization of approximately $0.2 million and approximately $1.6 million for the cost of issuing options and warrants for services.
(b)  Includes depreciation and amortization of approximately $0.1 million.
(c) Includes depreciation and amortization of approximately $0.5 million and approximately $2.9 million for the cost of issuing options and warrants for services.
(d) Includes depreciation and amortization of approximately $0.2 million and approximately $0.1 million for the cost of issuing options for services.
(e) The loss per share for the three months ended June 30, 2003 includes preferred stock dividends of $0.2 million and non-registration charges of $0.6 million.
(f) The loss per share for the three months ended June 30, 2004 includes beneficial conversion features of $0.1 million, preferred stock dividends of $0.3 million, non-conversion/exchange charges of $1.7 million and non-registration charges of $0.1 million.
(g) The loss per share for the six months ended June 30, 2003 includes preferred stock dividends of $0.5 million and non-registration charges of $1.3 million.
(h) The loss per share for the six months ended June 30, 2004 includes beneficial conversion features of $0.1 million, preferred stock dividends of $0.5 million, non-conversion/exchange charges of $1.7 million and non-registration charges $0.3 million.

NCTI REPORTS SECOND QUARTER RESULTS - p.4


Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.